Exhibit 10.15

SUMMARY OF THE COMPANY’S NON-EMPLOYEE DIRECTOR COMPENSATION

Directors who are employees of BJ’s receive no additional compensation for their services as directors. Non-employee directors are paid an annual retainer of $40,000 and fees of $2,500 for each Board meeting attended, $1,000 for each Committee meeting attended and $1,000 for certain telephone meetings. In addition, the Chair of the Audit Committee and the Chair of the Executive Compensation Committee each are paid $10,000 per annum for their services. The Chair of the Corporate Governance Committee, the Chair of the Finance Committee and the presiding director are each paid $5,000 per annum for their services. Other members of the Audit Committee, the Corporate Governance Committee, the Executive Compensation Committee and the Finance Committee each are paid $2,500 per annum for their services on each committee. All directors are reimbursed for their expenses related to attendance at meetings. BJ’s management and the Corporate Governance Committee periodically review the compensation of directors and recommend changes to the full Board of Directors.

BJ’s 2007 Stock Incentive Plan provides for the automatic grant of options to members of the Board of Directors who are not BJ’s employees. On the commencement of service on the Board, each non-employee director receives a non-statutory stock option to purchase 10,000 shares, subject to adjustment for changes in capitalization. In addition, on the date of each annual meeting of shareholders, each non-employee director who is both serving as a director immediately before and immediately after such meeting receives a non-statutory stock option to purchase 5,000 shares of common stock, subject to adjustment for changes in capitalization. The options granted to directors have an exercise price equal to the closing price of our common stock on the date of grant. However, a non-employee director will not receive an annual option grant unless he or she has served on the Board for at least six months. Options automatically granted to non-employee directors vest on a cumulative basis as to one-third of the shares on the first day of the month of each of the first three anniversaries of the date of grant provided the person is still serving on the Board and expire on the earlier of 10 years from the date of the grant or one year following cessation of service on the Board. However, no additional vesting will take place after the non-employee director ceases to serve as a director. The Board may provide for accelerated vesting in the case of death, disability, attainment of mandatory retirement age or retirement following at least 10 years of service on the Board. The Board can increase or decrease the number of shares subject to options granted to non-employee directors and can issue stock appreciation rights, restricted stock, restricted stock units or other stock-based awards in lieu of some or all of the options otherwise issuable, in each case subject to the overall limit on the number of shares issuable to non-employee directors that is contained in the 2007 Stock Incentive Plan.